                                                                      EXHIBIT 12

                   CATERPILLAR FINANCIAL SERVICES CORPORATION

                  STATEMENT SETTING FORTH COMPUTATION OF RATIO
                           OF PROFIT TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

                             THREE MONTHS
                                 ENDED             YEARS ENDED DECEMBER 31,
                          ------------------- --------------------------------------
                          MARCH 31, MARCH 31,
                            1994      1993     1993    1992    1991    1990    1989
                          --------- --------- ------  ------  ------  ------  ------
                              (UNAUDITED)
Income before cumulative
 effect of change in ac-
 counting for income
 taxes..................    $ 6.4     $10.0    $37.8  $ 34.0  $ 28.5  $ 26.2  $ 21.2
Add:
 Provision for income
  taxes.................      3.5       5.3     21.3    17.6    14.4    12.0     8.3
Deduct:
 Equity in profit of
  partnerships..........      (.4)      (.5)    (1.6)   (1.7)   (1.8)   (1.8)   (1.9)
                            -----     -----   ------  ------  ------  ------  ------
Profit before taxes.....    $ 9.5     $14.8    $57.5  $ 49.9  $ 41.1  $ 36.4  $ 27.6
                            =====     =====   ======  ======  ======  ======  ======
Fixed charges:
 Interest on borrowed
  funds.................    $45.9     $42.3   $173.1  $174.4  $176.3  $153.2  $121.5
 Rentals--at computed
  interest*.............       .3        .3      1.2     1.0     1.3      .6      .5
                            -----     -----   ------  ------  ------  ------  ------
Total fixed charges.....    $46.2     $42.6   $174.3  $175.4  $177.6  $153.8  $122.0
                            =====     =====   ======  ======  ======  ======  ======
Profit before taxes plus
 fixed charges..........    $55.7     $57.4   $231.8  $225.3  $218.7  $190.2  $149.6
                            =====     =====   ======  ======  ======  ======  ======
Ratio of profit before
 taxes plus fixed
 charges to fixed
 charges................     1.21      1.35     1.33    1.28    1.23    1.24    1.23
                            =====     =====   ======  ======  ======  ======  ======

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  *Those portions of rent expense that are representative of interest cost.